Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 333-57637 and 33-33307) pertaining to the Prime Bancorp, Inc. Retirement Savings Plan and in the related prospectus of our report dated June 25, 1999, with respect to the financial statements and schedules of the Prime Bancorp, Inc. Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1998.


/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 25, 1999